Filed Pursuant to Rule 433
                                               Registration File No.: 333-140804



                  $2.5BN JPMCC 07-LDP12 'Large Diversified Pool'

Co-Lead Managers: J.P. Morgan Securities (Books), UBS Securities
Co-Manager:       Natixis Securities
Loan Sellers:     JPMorgan (41.2%), UBS (24.3%), Natixis (19.0%), Nomura
(15.4%)
Rating Agencies:  S&P, Fitch, Moody's

Roadshow:         1-on-1 Meetings & Calls    -    8/09, Thursday (Starting)
                  Hartford Group Breakfast   -    8/10, Friday    @  8:30AM
                  Boston Group Lunch         -    8/10, Friday    @ 12:15PM
                  Investor Group Call        -    8/10, Friday    @  2:30PM
                  Chicago Group Meeting      -    8/14, Tuesday   @  9:30AM
                  Minneapolis Group Meeting  -    8/14, Tuesday   @  3:30PM
                  Philadelphia Group Meeting -    8/15, Wednesday @ 10:30AM

Deal Timing:      Term Sheet/Red/Annex       -    8/08, Wednesday
                  Price Guidance             -    Week of 8/13
                  Expected Pricing           -    Week of 8/13-Week of 8/20
                  Settlement                 -    8/28, Tuesday

Collateral:       163 loans / 179 properties, DSCR: 1.40x, LTV: 71.9%
Property Type:    RET 35.8%, OFF 28.5%, HOT 14.6%, MUF 12.0%, OTH 9.1%
Geographics:      CA 17.5%, FL 12.6%, TX 11.3%, GA 9.1%, OTH 49.5%
Other:            Top 10: 34.7%, Single Tenants: 7.4%


The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-400-7834 or emailing Avinash Bappanad at bappanad_avinash@jpmorgan.com.

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communication and should be disregarded. Such disclaimer or notice was
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